Filed Pursuant to Rule 433 Registration No. 333−136666 December 6, 2006
New Issue	Indicative Terms

THE BEAR STEARNS COMPANIES INC. $2,500,000 100% Principal Protected Notes, Linked to a Basket of B.R.I.C. Currencies Against the U.S. Dollar Due December 22, 2008

INVESTMENT HIGHLIGHTS
Brazil Russia India China Basket Notes
•     2-year term to maturity.

•     The Notes are 100% principal protected if held to Maturity and are linked to the potential appreciation, against the United States dollar (the “USD”), in the value of an equally weighted basket comprised of the following four foreign currencies: (1) the Brazilian real (the “BRL”); (2) the Russian ruble (the “RUB”); (3) the Indian rupee (the “INR”); and (4) the Chinese yuan (the “CNY”). (BRL, RUB, INR and CNY are each a “Component” and collectively the “Basket”.)

•     Issue is a direct obligation of The Bear Stearns Companies Inc. (Rated A1 by Moody’s / A+ by Fitch / A+ by S&P).

•     Issue Price: 100.00% of the Notional Amount (US $100,000).

•     The Notes will allow you to participate in 400% of the potential appreciation in the Basket against the USD.

•     Because the Notes are 100% principal protected if held to Maturity, in no event will the payment to you at Maturity be less than $100,000 per Note.

BEAR, STEARNS & CO. INC. GLOBAL FOREIGN EXCHANGE GROUP (212) 272-7807
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll free 1-866-803-9204.

BEAR, STEARNS & CO. INC.

GLOBAL FOREIGN EXCHANGE GROUP

GENERAL TERMS FOR THE NOTE OFFERING

This free writing prospectus relates to the offering of $2,500,000 100% Principal Protected Notes, Linked to a Basket of B.R.I.C. Currencies Against the U.S. Dollar Due December 22, 2008 (the “Notes”). We reserve the right to withdraw, cancel or modify the offering and to reject orders in whole or in part. Defined terms not defined herein shall have the same meaning as in the Prospectus Supplement discussed below.

ISSUER:	The Bear Stearns Companies Inc.
ISSUER’S RATING:	A1 / A+ / A+ (Moody’s / Fitch / S&P).
AGGREGATE NOTIONAL AMOUNT:	US $2,500,000.
ISSUE PRICE:	100%.
REDEMPTION PRICE AT MATURITY:	100%.
PARTICIPATION:	400%.
REFERENCE BASKET:	The following equally weighted basket of currencies quoted as USD-CCYi, where:
USD-CCYi: the value in units of (i) the BRL, (ii) the RUB, (iii) the INR and (iv) the CNY of one unit of the USD; and
	USD-CCYi	Weight (Wi)	Initial Fixing
	USD-BRL	25%	2.1475
	USD-RUB	25%	26.2045
	USD-INR	25%	44.60
	USD-CNY	25%	7.8224
PAYMENT AT MATURITY:	If, at Maturity, the final basket level is greater than or equal to the initial basket level, you will receive an amount per Note equal to US $100,000 plus the Coupon.
If, at Maturity, the final basket level is less than the initial basket level, you will receive an amount per Note equal to US $100,000.
COUPON:
where:
Wi = weighting of each Component, which is 25%;

USD-CCYi, final: USD-CCYi as stated on (a) Reuters Page 1FEE in the case of USD-BRL, USD-INR and USD-CNY and (b) Reuters Page EMTA in the case of USD-RUB (in each case, the “Fixing Page”), at (x) 12:00 pm, New York time in the case of USD-BRL, USD-INR and USD-CNY and (y) 9:30 am, London Time in the case of USD-RUB (in each case, the “Fixing Time”), on the Final Fixing Date;

USD-CCYi, initial: USD-CCYi as stated on the Fixing Page, at the Fixing Time on the Trade Date; and
If no fixing is published on any day, the relevant level shall be determined by the Calculation Agent in a commercially reasonable manner.
TRADE DATE:	December 6, 2006.
ISSUE DATE:	December 22, 2006.
FINAL FIXING DATE:	December 15, 2008.
MATURITY DATE:	December 22, 2008.

BEAR, STEARNS & CO. INC.

GLOBAL FOREIGN EXCHANGE GROUP

MINIMUM DENOMINATIONS:	US $100,000.
CUSIP:	[TBD]

BEAR, STEARNS & CO. INC.

GLOBAL FOREIGN EXCHANGE GROUP

ADDITIONAL TERMS SPECIFIC TO THE NOTES

You should read this document together with the prospectus and prospectus supplement, each dated August 16, 2006 (the “Prospectus” and “Prospectus Supplement,” respectively), and the more detailed information contained in the Pricing Supplement, dated November 10, 2006 the “Pricing Supplement”. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the Prospectus Supplement and the Pricing Supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Notes. You may access the Pricing Supplement on the SEC web site at www.sec.gov. You may access the Prospectus Supplement and Prospectus on the SEC web site as follows:

•	Prospectus Supplement dated August 16, 2006: http://www.sec.gov/Archives/edgar/data/777001/000104746906011015/a2172743z424b5.htm

•	Prospectus dated August 16, 2006: http://sec.gov/Archives/edgar/data/777001/000104746906011007/a2172711zs-3asr.htm

INTEREST AND PAYMENT AT MATURITY

Interest. No interest will be paid on the Notes during the term of the Notes.

Payment at Maturity. If, at Maturity, the final basket level is less than the initial basket level, you will receive an amount per Note equal to US $100,000. If, at Maturity, the final basket level is greater than or equal to the initial basket level, you will receive an amount per Note equal to US $100,000 plus the Coupon, calculated as follows:

where:

Wi = weighting of each Component, which is 25%;
USD-CCYi, final: USD-CCYi as stated on the Fixing Page, at the Fixing Time on the Final Fixing Date; and
USD-CCYi, initial: USD-CCYi as stated on the Fixing Page, at the Fixing Time on the Trade Date.

SELECTED RISK CONSIDERATIONS

The following highlights some, but not all, of the risk considerations relevant to investing in the Notes. The following must be read in conjunction with the section “Risk Factors” beginning on pages S-3 in the Prospectus Supplement.

•
Suitability of Notes for Investment - A person should reach a decision to invest in the Notes after carefully considering, with his or her advisors, the suitability of the Notes in light of his or her investment objectives and the information set out in the Pricing Supplement. Neither the Issuer nor any dealer participating in the offering makes any recommendation as to the suitability of the Notes for investment.

•
Liquidity Risk - Because the Notes will not be listed on any securities exchange, a secondary trading market is not expected to develop, and, if such a market were to develop, it may not be liquid. Neither Bear, Stearns & Co. Inc. (“Bear Stearns”) nor the Issuer makes any representation as to the existence of a secondary market for the Notes. The market value can be expected to fluctuate significantly and investors should be prepared to assume the market risks associated with the Notes. However, under ordinary market conditions, Bear Stearns will offer to repurchase part or all of the Notes outstanding, although there can be no assurance at which price such a bid would be made. The price given, if any, may also be affected by many factors including, but not limited to: the general level of interest rates, the level of implied volatilities and the cost to the Issuer of unwinding any related hedging activity or any funding arrangement.

•
No Current Income — We will not pay any interest on the Notes. The yield on the Notes therefore may be less than the overall return you would earn if you purchased a conventional debt security at the same time and with the same maturity.

•
Credit and Principal — The Notes are an unsecured senior unsubordinated obligation of the Issuer. The Notes will redeem at par only at Maturity. In certain circumstances, the Notes may be redeemed early for less than par (including, but not limited to, following the occurrence of an event of default (as defined in the Terms and Conditions of the Notes) or an early redemption of the Notes due to tax reasons (as described in the Terms and Conditions of the Notes)).

BEAR, STEARNS & CO. INC.

GLOBAL FOREIGN EXCHANGE GROUP

•
Notes Bearish on the U.S. Dollar — The final basket level will be greater than the initial basket level only if, on average, the value of the USD depreciates relative to the foreign currencies comprising the Components. If, on average, the USD appreciates in value relative to the BRL, the RUB, the INR and the CNY over the term of the Notes, the payment at Maturity, and therefore the market value of the Notes, will be adversely affected.

•
Returns Do Not Increase at a Constant Rate — As the levels of the Components increase, the basket level will also increase, but at a diminishing marginal rate. Further, as the final basket level increases above the initial basket level, the returns on the Notes continue to increase but at a diminishing rate.

•
Subject to Foreign Exchange Risk — The relationship between the USD and each of the BRL, the RUB, the INR and the CNY varies based on a number of interrelated factors, including economic, financial and political events or actions that we cannot control. The value of each of the BRL, the RUB, the INR and the CNY, which depends on the supply and demand for each such currency and for the USD, may be affected by political, economic, legal, accounting and tax matters specific to each of Brazil, Russia, India, China, respectively, and the United States. These matters, among other things, the possibility that exchange controls with respect to each of the BRL, the RUB, the INR , the CNY and the USD could be imposed or modified, the possible imposition of regulatory controls or taxes, the overall growth and performance of the economics of the U.S. and of each of Brazil, Russia, India and China, the trade and current account balance between the U.S. and each of Brazil, Russia, India and China, market interventions by the Federal Reserve Board or the central banks of the U.S. and each of Brazil, Russia, India and China, inflation, interest rate levels, the performance of the stock markets in the U.S. and each of Brazil, Russia, India and China, the stability of the governments and banking systems of the U.S. and each of Brazil, Russia, India and China, wars in which the U.S. and each of Brazil, Russia, India and China are directly or indirectly involved or that occur anywhere in the world, major natural disasters in the U.S. and each of Brazil, Russia, India and China, and other foreseeable and unforeseeable events. In addition, the value of the each of the BRL, the RUB, the INR and the CNY may be affected by the operation of, and the identity of persons and entities trading on, interbank and interdealer foreign exchange markets in the U.S. and elsewhere. There can be no assurance that the value of each of the BRL, the RUB, the INR and the CNY relative to the USD on the Final Fixing Date will be higher than the values of each such currency relative to the U.S. dollar that were used to determine the initial fixing values.

•
Certain U.S. Federal Income Tax Considerations — The following discussion (in conjunction with the discussion in the prospectus supplement) summarizes certain of the material U.S. federal income tax consequences of the purchase, beneficial ownership, and disposition of the Notes. We intend to treat the Notes as contingent payment debt instruments that are not subject to the special rules for nonfunctional currency contingent payment debt instruments. We intend to treat the Notes as contingent payment debt instruments that are subject to taxation as described under the heading “Certain U.S. Federal Income Tax Considerations-U.S. Federal Income Tax Treatment of the Notes as Indebtedness for U.S. Federal Income Tax Purposes-Contingent Payment Debt Instruments” in the accompanying prospectus supplement. Pursuant to the terms of the notes, each Holder agree to treat the Notes consistent with our treatment for all U.S. federal income tax purposes.

BEAR, STEARNS & CO. INC.